Exhibit 107

Calculation of Filing Fee Tables

TABLE 1 – TRANSACTION VALUATION

	Transaction Valuation*	Fee Rate**	Amount of Filing Fee

Fees to Be Paid	$130,110,117.89	0.0000927	$12,061.21

Fees Previously Paid			$12,061.21***

Total Transaction Valuation	$130,110,117.89

Total Fees Due for Filing			$12,061.21

Total Fees Previously Paid			$12,061.21

Total Fee Offsets			$—

Net Fees Due			$—

*

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 0-11 of the Securities Exchange Act of 1934, as amended, based on the sum of (I) the product of (A) $0.64, the average of the high and low sales prices per share of common stock of Romeo Power, Inc. (“Romeo”), par value $0.0001 per share (“Romeo Common Stock”) on August 22, 2022, as reported by the New York Stock Exchange, and (B) 202,467,075, which represents the estimated maximum number of shares of Romeo Common Stock, including (i) 185,908,638 shares of Romeo Common Stock outstanding as of August 1, 2022, (ii) up to 2,942,187 shares of Romeo Common Stock underlying options, (iii) 4,807,361 shares of Romeo Common Stock underlying outstanding restricted stock units, (iv) 3,593,073 shares of Romeo Common Stock underlying outstanding performance-related stock units, (v) 3,178,202 shares of Romeo Common Stock underlying Romeo private placement warrants, and (vi) 2,111,543, shares of Romeo Common Stock underlying Romeo legacy warrants, and (II) the product of (A) $0.49, the average of the high and low sales prices per share of Romeo Common Stock on September 22, 2022, as reported by the New York Stock Exchange, and (B) 1,084,061, which is the difference between (i) the number of shares of (a) Romeo Common Stock outstanding, (b) the shares of Romeo Common Stock underlying options exercisable prior to the effective time of the merger, and (c) the shares of Romeo Common Stock underlying outstanding performance-related stock units and restricted stock units ((a), (b), and (c) collectively, the “Romeo Equity”), each as of the date of the most recent practicable date prior to the filing Amendment No. 1 to the registrant’s Registration Statement on Form S-4 (File No. 333-267140) filed with the Securities and Exchange Commission on September 27, 2022 (as amended, the “Registration Statement”) and (ii) the Romeo Equity exercisable prior to the effective time of the merger or outstanding as of the date of filing of the Registration Statement.

**

Calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory No. 1 for Fiscal Year 2022 beginning on October 1, 2021, issued August 23, 2021, by multiplying the transaction value by 0.0000927.

***	Amount previously paid in connection with the filing of the Registration Statement.